Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE

Lennar's Q1 2022 Operating Performance Reflects Continued Strength in the Housing Market

•Net earnings per diluted share were $1.69 ($2.70, excluding mark-to-market losses on technology investments)
•Net earnings were $503.6 million ($800.2 million, excluding mark-to-market losses on technology investments)
•Revenues increased 16% to $6.2 billion
•Deliveries increased 2% to 12,538 homes
•New orders increased 1% to 15,747 homes; new orders dollar value increased 19% to $7.8 billion
•Backlog increased 24% to 27,335 homes; backlog dollar value increased 43% to $13.6 billion
•Homebuilding operating earnings increased to $1.1 billion, compared to operating earnings of $0.8 billion
◦Gross margin on home sales improved 190 basis points ("bps") to 26.9%
◦S,G&A expenses as a % of revenues from home sales improved 90 bps to 7.5%
◦Net margin on home sales improved 280 bps to 19.4%
•Financial Services operating earnings of $90.8 million, compared to operating earnings of $146.2 million
•Multifamily operating earnings of $5.4 million, compared to operating loss of $0.9 million
•Lennar Other operating loss of $403.1 million, compared to operating earnings of $471.3 million
•Homebuilding cash and cash equivalents of $1.4 billion
•Controlled homesites increased to 58%, compared to 45%
•No borrowings under the Company's $2.5 billion revolving credit facility
•Homebuilding debt to total capital improved to 18.3%, compared to 24.0%
•Repurchased 5.3 million shares of Lennar common stock for $526.3 million
•Received Board approval for a new $2 billion stock repurchase authorization
(more)

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Miami, March 16, 2022 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 28, 2022. First quarter net earnings attributable to Lennar in 2022 were $503.6 million, or $1.69 per diluted share, compared to first quarter net earnings attributable to Lennar in 2021 of $1.0 billion, or $3.20 per diluted share. Excluding mark-to-market gains and losses in both years, first quarter net earnings attributable to Lennar in 2022 were $800.2 million or $2.70 per diluted share, compared to first quarter net earnings attributable to Lennar in 2021 of $642.7 million, or $2.04 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, "Our core operating performance in the first quarter reflects the continued strength in the housing market across the country. Our sales pace remained strong and consistent throughout the quarter, while strong traffic to our welcome home centers and website suggests that demand remains strong for the foreseeable future. While our new orders grew a controlled 1% compared to last year's first quarter, we achieved a homebuilding gross margin of 26.9% and homebuilding SG&A of 7.5%, leading to a 19.4% net margin. Both gross margin and net margin remained strong, even as materials costs and wages have increased, and home prices have continued to rise while remaining affordable even as interest rates have ticked up. Deliveries, though constrained by the supply chain disruption, were in line with the guidance given at the beginning of the quarter.
"Clearly the volatility imbedded in our LENX investments have skewed our bottom line performance as we report first quarter earnings of $503.6 million, or $1.69 per diluted share, compared to $1.0 billion or $3.20 per diluted share for the first quarter last year. Excluding the significant upward impact last year and downward impact this quarter from these investments, first quarter 2022 earnings were $800.2 million, or $2.70 per diluted share, compared to $642.7 million or $2.04 per diluted share for the first quarter last year.
"While our LENX investment strategy creates some volatility in our results, it nevertheless remains core to the future of our operating platform. Our LENX investments continue to provide significant operational efficiencies for both our homebuilding and financial services platforms, which flow through to our strong operating margins while vastly improving our homebuyers’ experience."
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, "During the first quarter, our community count increased 4% year over year as we continued to make excellent progress on our land light strategy. This was evidenced by our controlled homesite percentage increasing to 58% from 45% for those same periods. We ended the quarter with $1.4 billion in cash, no borrowings on our $2.5 billion revolver and homebuilding debt to capital of 18.3%. We repurchased 5.3 million shares of our common stock for $526 million. These buybacks, combined with our significant earnings, contributed to a return on equity of 19.5%, a 180 basis point improvement over last year’s first quarter."
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, "During the quarter, our homebuilding machine continued to be intensely focused on production, even while our cycle time expanded about two weeks from the fourth quarter driven by the well documented, supply chain issues. The impact of supply chain issues and

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increased cycle times were partially offset by accelerated construction starts. We continue to strategize with our national supply vendors and local trades to minimize these ever changing challenges and are confident that we will successfully navigate through these unique dynamics. Our quarterly starts and sales pace remained strong and consistent at 4.7 homes and 4.3 homes per community, respectively, in the first quarter."
Mr. Miller concluded, "The housing industry continues to exhibit strong demand, outweighing supply, and we are confident that we will continue to generate solid growth and enhance our current market position. As we look ahead to our second quarter and consider the industry supply chain issues already noted, we expect to deliver between 16,000 to 16,300 homes while we expect homebuilding gross margins to be between 28.0% – 28.25%. For the full year, we are increasing our guidance on both deliveries and gross margin. We expect to deliver about 68,000 homes (up from our prior guidance of 67,000) while we expect homebuilding gross margins to be between 27.25% – 28.0% (up from 27.0% – 27.5%). Overall, we are operating from a position of strength with an excellent balance sheet enabling us to continue to execute on our core strategies."
RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2022 COMPARED TO
THREE MONTHS ENDED FEBRUARY 28, 2021

Homebuilding
Revenues from home sales increased 17% in the first quarter of 2022 to $5.7 billion from $4.9 billion in the first quarter of 2021. Revenues were higher primarily due to a 2% increase in the number of home deliveries to 12,538 homes from 12,314 homes and a 15% increase in the average sales price to $457,000 from $398,000.
Gross margin on home sales were $1.5 billion, or 26.9%, in the first quarter of 2022, compared to $1.2 billion, or 25.0%, in the first quarter of 2021. During the first quarter of 2022, an increase in revenues per square foot was offset by an increase in costs per square foot primarily due to higher lumber costs. Overall, gross margins improved year over year as land costs remained relatively flat while interest expense decreased as a result of our focus on reducing debt.
Selling, general and administrative expenses were $428.5 million in the first quarter of 2022, compared to $410.2 million in the first quarter of 2021. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.5% in the first quarter of 2022, from 8.4% in the first quarter of 2021. This was the lowest percentage for a first quarter in the Company's history primarily due to a decrease in broker commissions and benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $90.8 million in the first quarter of 2022, compared to $146.2 million in the first quarter of 2021. The decrease in operating earnings was primarily due to lower mortgage net margins driven by a more competitive mortgage market.

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Other Ancillary Businesses
Operating earnings for the Multifamily segment were $5.4 million in the first quarter of 2022, compared to an operating loss of $0.9 million in the first quarter of 2021. Operating loss for the Lennar Other segment was $403.1 million in the first quarter of 2022, compared to operating earnings of $471.3 million in the first quarter of 2021. Lennar Other operating loss in the first quarter of 2022 and Lennar Other operating earnings in the first quarter of 2021 was due to unrealized mark-to-market losses and gains, respectively, on the Company's publicly traded technology investments.
Tax Rate
For the three months ended February 28, 2022 and 2021, the Company had a tax provision of $167.4 million and $310.1 million, respectively, which resulted in an overall effective income tax rate of 25.0% and 23.6%, respectively. In the three months ended February 28, 2022, the overall effective income tax rate was higher primarily due to the expiration of the new energy efficient home tax credit.
Shares Repurchases and New Authorization
During the three months ended February 28, 2022, the Company repurchased 5.3 million shares of its common stock for $526.3 million at an average per share price of $99.90.
On March 16, 2022, the Company’s Board of Directors increased the authorization for the Company to repurchase its own shares from time to time by $2 billion. The repurchase authorization has no expiration date.
Liquidity
At February 28, 2022, the Company had $1.4 billion of Homebuilding cash and cash equivalents and no borrowings under its $2.5 billion revolving credit facility, thereby providing $3.9 billion of available capacity.
2022 Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the second quarter and fiscal year 2022:

	Second Quarter 2022	Fiscal Year 2022
New Orders	17,800 - 18,200
Deliveries	16,000 - 16,300	About 68,000
Average Sales Price	About $470,000	$470,000 - $475,000
Gross Margin % on Home Sales	28.0% - 28.25%	27.25% - 28.0%
S,G&A as a % of Home Sales	6.8% - 7.0%	6.6% - 6.8%
Financial Services Operating Earnings	$90 million - $100 million	$440 million - $450 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; reduced availability or increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; reductions in the market value of the Company's investments in public companies; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land lighter strategy and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2021. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, March 17, 2022. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0110 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,
	2022	2021
Revenues:
Homebuilding	$5,752,205	4,943,056
Financial Services	176,701	244,069
Multifamily	267,359	131,443
Lennar Other	7,251	6,900
Total revenues	$6,203,516	5,325,468

Homebuilding operating earnings	$1,109,850	833,180
Financial Services operating earnings	90,791	146,207
Multifamily operating earnings (loss)	5,427	(874)
Lennar Other operating earnings (loss)	(403,134)	471,346
Corporate general and administrative expenses	(113,661)	(110,531)
Charitable foundation contribution	(12,538)	(12,314)
Earnings before income taxes	676,735	1,327,014
Provision for income taxes	(167,420)	(310,105)
Net earnings (including net earnings attributable to noncontrolling interests)	509,315	1,016,909
Less: Net earnings attributable to noncontrolling interests	5,734	15,540
Net earnings attributable to Lennar	$503,581	1,001,369

Average shares outstanding:
Basic	293,930	309,020
Diluted	293,930	309,020

Earnings per share:
Basic	$1.70	3.20
Diluted	$1.69	3.20

Supplemental information:
Interest incurred (1)	$59,933	71,064

EBIT (2):
Net earnings attributable to Lennar	$503,581	1,001,369
Provision for income taxes	167,420	310,105
Interest expense included in:
Costs of homes sold	60,158	74,947
Costs of land sold	117	559
Homebuilding other expense, net	5,236	4,931
Total interest expense	65,511	80,437
EBIT	$736,512	1,391,911
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,
	2022	2021
Homebuilding revenues:
Sales of homes	$5,721,757	4,890,914
Sales of land	23,967	47,643
Other homebuilding	6,481	4,499
Total homebuilding revenues	5,752,205	4,943,056

Homebuilding costs and expenses:
Costs of homes sold	4,184,864	3,666,862
Costs of land sold	28,556	41,188
Selling, general and administrative	428,478	410,236
Total homebuilding costs and expenses	4,641,898	4,118,286
Homebuilding net margins	1,110,307	824,770
Homebuilding equity in loss from unconsolidated entities	(286)	(4,565)
Homebuilding other income (expense), net	(171)	12,975
Homebuilding operating earnings	$1,109,850	833,180

Financial Services revenues	$176,701	244,069
Financial Services costs and expenses	85,910	97,862
Financial Services operating earnings	$90,791	146,207

Multifamily revenues	$267,359	131,443
Multifamily costs and expenses	263,737	131,049
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	1,805	(1,268)
Multifamily operating earnings (loss)	$5,427	(874)

Lennar Other revenues	$7,251	6,900
Lennar Other costs and expenses	5,407	4,252
Lennar Other equity in earnings (loss) from unconsolidated entities, other income (expense), net, and other gain	(9,808)	(1,047)
Lennar Other unrealized gain (loss) from technology investments (1)	(395,170)	469,745
Lennar Other operating earnings (loss)	$(403,134)	471,346
(1)The following is a detail of Lennar Other unrealized gain (loss) from technology investments:

	Three Months Ended
	February 28,
	2022	2021
Opendoor (OPEN) mark to market	$(143,361)	469,745
Hippo (HIPO) mark to market	(124,457)	—
Sunnova (NOVA) mark to market	(75,041)	—
SmartRent (SMRT) mark to market	(44,363)	—
Blend Labs (BLND) mark to market	(7,442)	—
Sonder (SOND) mark to market	(506)	—
	$(395,170)	469,745

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended February 28,
	2022	2021	2022	2021	2022	2021
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,082	3,920	$1,672,372	1,351,301	$410,000	345,000
Central	2,521	2,419	1,105,929	926,438	439,000	383,000
Texas	2,537	2,349	805,630	636,411	318,000	271,000
West	3,392	3,622	2,142,204	1,976,808	632,000	546,000
Other	6	4	5,003	3,647	834,000	912,000
Total	12,538	12,314	$5,731,138	4,894,605	$457,000	398,000
Of the total homes delivered listed above, 25 homes with a dollar value of $9.4 million and an average sales price of $375,000 represent home deliveries from unconsolidated entities for the three months ended February 28, 2022, compared to 12 home deliveries with a dollar value of $3.7 million and an average sales price of $308,000 for the three months ended February 28, 2021.

	At February 28,		For the Three Months Ended February 28,
	2022	2021	2022	2021	2022	2021	2022	2021
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	347	340	4,910	4,814	$2,133,056	1,700,112	$434,000	353,000
Central	298	274	3,112	3,326	1,402,138	1,333,626	451,000	401,000
Texas	216	218	2,766	2,775	921,785	812,169	333,000	293,000
West	340	327	4,954	4,652	3,335,932	2,692,395	673,000	579,000
Other	3	3	5	3	4,628	2,974	926,000	991,000
Total	1,204	1,162	15,747	15,570	$7,797,539	6,541,276	$495,000	420,000
Of the total homes listed above, 44 homes with a dollar value of $17.3 million and an average sales price of $393,000 represent homes in five active communities from unconsolidated entities for the three months ended February 28, 2022, compared to 35 homes with a dollar value of $11.6 million and an average sales price of $332,000 in four active communities for the three months ended February 28, 2021.

	At February 28,
	2022	2021	2022	2021	2022	2021
Backlog:	Homes		Dollar Value		Average Sales Price
East	9,115	6,907	$4,041,347	2,659,746	$443,000	385,000
Central	5,695	5,278	2,617,383	2,169,360	460,000	411,000
Texas	4,495	3,249	1,569,424	1,000,342	349,000	308,000
West	8,027	6,642	5,328,890	3,629,018	664,000	546,000
Other	3	1	3,567	1,175	1,189,000	1,175,000
Total	27,335	22,077	$13,560,611	9,459,641	$496,000	428,000
Of the total homes in backlog listed above, 98 homes with a backlog dollar value of $36.6 million and an average sales price of $373,000 represent the backlog from unconsolidated entities at February 28, 2022, compared to 61 homes with a backlog dollar value of $19.4 million and an average sales price of $318,000 at February 28, 2021. During the three months ended February 28, 2022, the Company acquired 355 homes in backlog in the East Homebuilding segment.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	February 28,	November 30,
	2022	2021
ASSETS
Homebuilding:
Cash and cash equivalents	$1,366,597	2,735,213
Restricted cash	27,025	21,927
Receivables, net	456,185	490,278
Inventories:
Finished homes and construction in progress	11,587,394	10,446,139
Land and land under development	7,758,804	7,108,142
Consolidated inventory not owned	1,246,504	1,161,023
Total inventories	20,592,702	18,715,304
Investments in unconsolidated entities	1,066,256	972,084
Goodwill	3,442,359	3,442,359
Other assets	1,141,362	1,090,654
	28,092,486	27,467,819
Financial Services	2,183,333	2,964,367
Multifamily	1,250,570	1,311,747
Lennar Other	1,108,863	1,463,845
Total assets	$32,635,252	33,207,778

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,321,148	1,321,247
Liabilities related to consolidated inventory not owned	1,038,561	976,602
Senior notes and other debts payable, net	4,639,222	4,652,338
Other liabilities	3,022,840	2,920,055
	10,021,771	9,870,242
Financial Services	1,334,145	1,906,343
Multifamily	311,775	288,930
Lennar Other	120,129	145,981
Total liabilities	11,787,820	12,211,496
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	30,243	30,050
Class B common stock of $0.10 par value	3,944	3,944
Additional paid-in capital	8,855,151	8,807,891
Retained earnings	15,078,788	14,685,329
Treasury stock	(3,290,748)	(2,709,448)
Accumulated other comprehensive income (loss)	1,686	(1,341)
Total stockholders’ equity	20,679,064	20,816,425
Noncontrolling interests	168,368	179,857
Total equity	20,847,432	20,996,282
Total liabilities and equity	$32,635,252	33,207,778

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LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 28,
	2022	2021	2021
Homebuilding debt	$4,639,222	4,652,338	5,976,168
Stockholders' equity	20,679,064	20,816,425	18,896,246
Total capital	$25,318,286	25,468,763	24,872,414
Homebuilding debt to total capital	18.3%	18.3%	24.0%

Homebuilding debt	$4,639,222	4,652,338	5,976,168
Less: Homebuilding cash and cash equivalents	1,366,597	2,735,213	2,421,411
Net homebuilding debt	$3,272,625	1,917,125	3,554,757
Net homebuilding debt to total capital (1)	13.7%	8.4%	15.8%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.